EXHIBIT 99.1

NEWS BULLETIN	RE:

PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway, Ste. 1800 Las Vegas, Nevada 89109 www.pinnacle-entertainment-inc.com TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At The Company:			At CCG Investor and Strategic Relations:
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-0100

FOR IMMEDIATE RELEASE

November 14, 2003

PINNACLE ENTERTAINMENT REPORTS THIRD QUARTER

AND YEAR-TO-DATE 2003 OPERATING RESULTS

Quarterly Highlights:

Belterra and Boomtown New Orleans Achieve Record Quarterly Results

Labor Levels Down 9%

9.5% Senior Subordinated Notes Refinanced

Derivative Action Lawsuit Settled

Company Submits Two Development Proposals in St. Louis Area

LAS VEGAS, November 14, 2003—Pinnacle Entertainment, Inc. (NYSE:PNK) today announced its financial results for the three and nine months ended September 30, 2003.

EBITDA (as defined below), excluding certain non-routine items discussed below, was approximately flat at $26.7 million for the three months ended September 30, 2003, compared to the prior year period. EBITDA, inclusive of non-routine items, declined by $6.4 million to $20.4 million from $26.8 million for the three months ended September 30, 2003, compared to the 2002 third quarter. Impacting the 2003 third quarter EBITDA are benefits of $1.5 million related to the settlement of a derivative action lawsuit and a goodwill impairment charge of $7.8 million. Revenues for the three months ended September 30, 2003 rose slightly to $140.1 million from $139.4 million as compared to the three months ended September 30, 2002.

Adjusted net income (as defined below) for the recent third quarter was $164,000, or $0.01 per share, reflecting adjustments to net loss principally for the derivative action settlement benefits and goodwill impairment charge noted above, an after tax loss on the early extinguishment of debt of $5.4 million, and certain tax charges of $4.2 million taken in the quarter, as discussed below. This compares to adjusted net income on a similar basis in the third quarter of the prior year of $2.5 million, or $0.10 per share. The decline in such comparison is a result of an increase in corporate expenses and debt (and related net interest expense), all of which relate to Pinnacle’s Lake Charles project, which is now under construction. On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company recorded a net loss of $16.4 million, or $0.63 per share, for the three months ended September 30, 2003, compared to net income of $2.5 million, or $0.10 per share, in the prior year quarter. For the quarter, the Company generated positive cash flow from operations.

“Our Belterra and New Orleans properties continued their impressive gains over 2002, generating record quarterly results at both locations during the 2003 third quarter,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “The new competition from Native American casinos in California and continued competitive market conditions in the Gulf Coast market impacted our Reno and Biloxi locations, as both properties had declines in the third quarter. We continue to review our cost structures at all locations. As a company, we have reduced our staffing levels at September 30, for example, by over 9% compared to the same date last year, primarily through attrition.”

Year to Date Results

If one excludes non-routine items, EBITDA would have been $70.6 million versus $67.3 million in the 2002 period. EBITDA, inclusive of non-routine items, grew to $63.4 million from $60.7 million in the first nine months of 2002. Included in the 2003 results are benefits of $579,000 related to the settlement of the derivative action lawsuit and a goodwill impairment charge of $7.8 million. Included in the 2002 results is a $6.6 million charge related to the 2002 Indiana regulatory matters. Revenues for the first nine months of 2003 rose 4.3% to $405.8 million from $389.0 million in the 2002 nine-month period.

Adjusted net loss (as defined below) for the nine months ended September 30, 2003 was $2.4 million, or $0.09 per share, reflecting adjustments to net loss that exclude the benefits related to the derivative action settlement, the goodwill impairment charge, the after tax loss on early extinguishment of debt, and certain tax charges. That compares to an adjusted net loss for the first nine months of 2002 of $1.4 million, or $0.05 per share. The 2002 adjusted net loss reflects adjustments to net loss that exclude the Indiana regulatory costs, as well as a $56.7 million, or $2.21 per share charge related to the implementation of the new accounting standard regarding goodwill and similar items. On a GAAP basis, the net loss for the first nine months of 2003 was $19.6 million, or $0.76 per share, compared to a net loss of $62.9 million, or $2.45 per share, for the comparable 2002 period. Cash flow from operations for the nine months ended September 30, 2003 was $26.6 million.

Growth Projects Proceeding

“We broke ground on our exciting Lake Charles project in early September,” noted Mr. Lee. “Expected to cost approximately $325 million, this facility is designed to bring a new level of gaming excitement to the Lake Charles market. The project will have approximately 700 guestrooms, ample meeting space, multiple restaurants, a championship Tom Fazio golf course and a single-level dockside casino surrounded on three sides by the hotel and restaurants. Three roads have been built into the 227-acre site, extensive site work has been completed, and we recently began driving piles to support the main hotel building. Meanwhile, the shipyard has laid the three hulls for the trimaran casino vessel.” The Lake Charles project is currently projected to open in March 2005.

“At our Belterra property, we recently finished the final concrete pour on the top floor for the new hotel tower and are on schedule and on budget for an expected completion of this important addition in the spring of 2004,” continued Mr. Lee. This expansion approximately doubles the guestrooms of this luxury facility, while also adding a 33,000 square foot convention and meeting facility and a first-class pool and sun deck area. The Belterra expansion is scheduled to be completed in April 2004. Portions of the addition may be available prior to such date.

Pictures of the work in progress on both sites are accessible via the Company’s corporate website at www.pinnacle-entertainment-inc.com.

Missouri Proposals Submitted

The Company today submitted two development proposals in the St. Louis, Missouri area in response to Requests for Proposal issued by the City of St. Louis and St. Louis County. One proposal is for a casino hotel to be located in downtown St. Louis, where the Company owns approximately 7.3 acres of undeveloped land directly across from the Edward Jones domed stadium and adjacent to the main downtown area. The second proposal is for a casino hotel to be located in Lemay, St. Louis County. In each case, the City and County are expected to make a recommendation to the Missouri Gaming Commission of a particular development proposal.

The Missouri Gaming Commission may, in its discretion, choose to process an application for approval of one or two new licenses (or none if it so decides) in the St. Louis area. If the Company were to be recommended by the City or County and chosen by the Missouri Gaming Commission for either or both development opportunities, the Company anticipates raising financing for such development at that time, and that construction would begin in late 2005 or early 2006, after the expected opening of our Lake Charles property.

Artists’ renderings of the Company’s development proposals are accessible via the Company’s corporate website at www.pinnacle-entertainment-inc.com.

Subordinated Debt Refinancing

In September, the Company completed the issuance of $135 million aggregate principal amount of 8.75% Senior Subordinated Notes due 2013, which notes were issued at a discount of 98.369% of par to yield 9% to maturity. The net proceeds of the offering were used to fund the Company’s retirement of its $125 million 9.5% senior subordinated notes, with a remaining four year term, through a cash tender offer substantially completed September 25 and a redemption completed October 27. The Company paid 102.375% of par to tender for or redeem the old notes. Considering the issuance costs, premium, original issue discount and lower coupon, the cost of the new debt is economically similar to keeping the old, higher coupon debt outstanding. The Company benefits, however, from the longer term and a covenant package that closely resembles the Company’s other subordinated debt. The refinancing also reduces in part the large amount of debt that was previously scheduled for maturity in 2007.

Under accounting rules, the premium paid to retire old bonds is expensed immediately, while the benefits of the lower coupon will be realized over future periods. The old notes also had unamortized debt issuance costs, both from their initial issuance and from consent fees paid in 1999 to modify the covenants of the indenture. These unamortized debt issuance costs have no further value to the Company; thus the Company wrote-off these costs and incurred a non-cash charge in the recent quarter of $5.3 million.

At quarter end, the Company deposited with the bond trustee funds sufficient to pay in full the redemption price and received from the trustee a discharge of all obligations under the 9.5% senior subordinated notes. Nevertheless, as the redemption had not been consummated prior to September 30, 2003, both the cash deposited with the trustee and the balance of notes redeemed on October 27 are reflected on the September 30, 2003 condensed consolidated balance sheet.

As of September 30, 2003, the Company had cash and equivalents of $313.1 million, including restricted cash (principally held in construction completion accounts) and $64.0 million of cash deposited with the trustee for the benefit of the note holders whose 9.5% notes were being redeemed as described above. Notes payable of $686.7 million at September 30, 2003 includes the new 8.75% notes, the May 2003 $125 million term loan funding, and the $64.0 million of 9.5% senior subordinated notes that were redeemed on October 27, 2003.

Income Tax Matters

During the three months ended September 30, 2003, the Company carried back its most recent tax losses (caused principally by its large tax depreciation charge and debt leverage) to recoup taxes paid in earlier years. The filing of the 2002 carryback claim resulted in the Company obtaining an $11.8 million federal income tax refund in the third quarter of 2003.

In addition, the Company has been diligent in resolving old tax matters. During the quarter, the Company completed its final analysis of negotiated settlements with the Internal Revenue Service and completed an examination of other tax matters, which resulted in adjustments to the deferred tax assets of the Company. These non-cash adjustments are for deferred tax assets carried over from the pre-acquisition years of Casino Magic and Boomtown, including a $7.8 million goodwill impairment charge related to the Casino Magic acquisition and a $7.1 million goodwill addition related to the Boomtown acquisition.

One portion of the Casino Magic non-cash charge is an approximate $3.6 million deferred tax asset resulting from a tax loss carryback taken by the Casino Magic subsidiary in the mid-1990’s to even earlier tax returns of another company acquired by Casino Magic in 1996. Casino Magic’s tax returns with the tax loss carryback resulted in Casino Magic paying an alternative minimum tax. Payment of an alternative minimum tax results in establishment of a deferred tax asset. The IRS, in its audit of Casino Magic’s tax returns, questioned the appropriateness of the Casino Magic tax loss carrybacks in the mid-1990’s. In resolving this and other tax issues with the IRS, the Company agreed to reverse this tax carryback, which then obviated the alternative minimum tax and meant that approximately $3.6 million of the deferred tax assets on the Company’s balance sheet no longer had value. The remaining $4.2 million of the $7.8 million non-cash charge represents deferred tax assets being carried over from pre-acquisition years for which management has reassessed the estimated value.

Since Pinnacle acquired Casino Magic in 1998, these revisions would ordinarily have caused a reduction in deferred tax assets and an increase in the Company’s goodwill. However, in the first quarter of 2002, in accordance with the new accounting rules regarding goodwill, the Company determined that it was appropriate to write-off all the Casino Magic goodwill. Hence, the resolution of the tax matters likewise resulted in a $7.8 million “goodwill impairment” charge in the recent quarter.

The $7.1 million addition to goodwill related to the Boomtown acquisition resulted from adjustments for IRS matters and to deferred tax assets being carried over from pre-acquisition years. Unlike Casino Magic, Boomtown goodwill was not impaired in the 2002 first quarter and therefore the adjustments to deferred tax assets were reclassified to goodwill as of September 30, 2003.

During the three months ended September 30, 2003, in addition to amending various tax returns, the Company updated its tax accounts to the 2002 returns filed. The Company revised its estimate of tax reserves to cover certain tax exposures as well as recorded a valuation allowance against certain net operating losses. The Company recorded a tax provision of approximately $4.2 million in connection with such activity, excluding both the tax benefit taken for the quarter and the foreign income tax matters.

Community Contribution

Pinnacle, like many casino companies, pays significantly more in taxes than it earns. While Pinnacle received federal income tax refunds during the quarter, it also paid or accrued $28.6 million in gaming taxes, $2.4 million in property taxes, $0.3 million in payroll taxes, and $0.8 million in sales taxes during the quarter. Setting aside income taxes, Pinnacle paid or accrued $32.1 million for taxes paid to state and local authorities.

Third Quarter Property Highlights

Belterra Casino Resort

Pinnacle’s Belterra Casino Resort reported record quarterly EBITDA of $7.3 million for the 2003 third quarter, a 35.2% increase over 2002, and improved its EBITDA margin to a quarterly record of 20.2%. Management’s continued focus on payroll savings without reducing the level of service offered and well-executed marketing campaigns and player development events have contributed to the quarterly gains. According to data from the Indiana Gaming Commission, Belterra’s gross gaming revenues for the three months ended September 30, 2003 grew by 11.1% over the same prior year period, while gross gaming revenues for the four other riverboats in this market (excluding Belterra) grew in the aggregate 4.3% during the same period.

Boomtown New Orleans

Boomtown New Orleans also had a record quarter, reporting EBITDA of $7.4 million for the three months ended September 30, 2003, a 14.3% increase over the $6.5 million EBITDA in the 2002 three month period. Boomtown also showed improvement in its EBITDA margin, growing to 27.3% for the 2003 quarter from 26.0% in same period of prior year. Revenues rose 8.5% to $27.0 million from $24.9 million, primarily resulting from increased slot win. According to data from the Louisiana Gaming Commission, Boomtown New Orleans’ gross gaming revenues for the third quarter 2003 grew by 8.6% over the same prior three months, while gross gaming revenues for the three other properties in this market (excluding Boomtown) in the aggregate grew 3.3% during the same period.

Boomtown Bossier City

Boomtown Bossier City’s revenues for the 2003 third quarter were $26.1 million compared to $28.0 million in the 2002 third quarter. EBITDA declined much less than revenues and nearly equaled the results of the prior year period. Its EBITDA margin improved to 15.1% from 14.0%. Included in the 2003 quarterly results are insurance proceeds of approximately $572,000 from a 2001 business interruption insurance claim that was resolved in the quarter, offset by severance costs of approximately $362,500 related to a new management team. Boomtown Bossier City’s market share declined in the quarter, due to the reevaluation of certain marketing programs and the addition of slot machines to a racetrack eight miles east of town.

Boomtown Reno

Competition from Native American gaming in Northern California increased significantly in the 2003 third quarter. Although revenues declined to $24.4 million from $27.1 million, the Company was able to reduce certain costs such that EBITDA results declined by less than revenues. The Company has redirected its marketing and is evaluating other measures that can be taken to capitalize on Boomtown Reno’s Interstate 80 location and offset the continued impact of California gaming.

Casino Magic Biloxi

For the 2003 third quarter, in a very competitive market, Casino Magic Biloxi produced revenues of $21.8 million, down from $22.9 million in the 2002 third quarter, while EBITDA declined to $4.7 million from $5.7 million. Casino Magic Biloxi has recently reduced staffing levels compared to one year ago, and continues to examine and revamp its marketing programs.

Casino Magic Argentina

The Company’s Argentine results improved dramatically in the 2003 third quarter, reflecting an improved economic and political environment and a strengthening of the Peso versus the dollar. Revenues were $3.5 million versus $1.7 million. EBITDA grew to $1.7 million for the three months ended September 30, 2003 compared to $615,000 in the 2002 period.

Other Items

Derivative Action Lawsuit. In late July 2003, the courts approved a settlement with the Company, plaintiffs, insurers and other parties involved in the derivative action lawsuit filed in late 2002. The settlement and related insurance payment were subject to certain regulatory approvals, which approvals and insurance proceeds were received in September. Net of the costs incurred by the Company through the end of September, the Company recorded a benefit of $1.2 million and $248,000 for the three and nine months ended September 30, 2003, respectively. In addition, in connection with the derivative action settlement, a reserve of $331,000 established in 2002 for Indiana matters was recovered in the September 2003 quarter.

Corporate Expenses. Corporate expenses rose 32.6% in the 2003 third quarter compared to the 2002 period, largely due to increased legal costs and additional corporate staff hired over the past twelve months. Prior to the year ago period, several corporate executives had left the Company and had not yet been replaced. Such positions have largely now been filled. The Company has also hired several additional people in the past few months to assist with the Lake Charles project, but has not yet begun to break out pre-opening costs as a separate line item.

2003 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates that 2003 EBITDA results, excluding non-routine items, will be approximately $90 million and that 2003 net loss will be approximately $24 million (which reflects the $12.1 million of non-cash charges described above). The Company expects to generate positive cash flow from operations, as included in the anticipated net loss are substantial depreciation charges and other non-cash charges. For a summary of the 2003 outlook, and a reconciliation to net loss, see the attached supplemental table.

These forecasts represent the Company’s best estimates at this time. The Company may or may not provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, November 14, 2003, at 9:00 a.m. EST (6:00 a.m. PST) to discuss its quarterly financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pinnacle-entertainment-inc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software. This press release, which includes financial information to be discussed by management during the conference call, and disclosure and reconciliation of non-GAAP financial measures, is also available on such website.

Non-GAAP Financial Measures

EBITDA and adjusted net income (loss) are non-GAAP measurements. The Company defines EBITDA as earnings before net interest expense, provision for income taxes, depreciation, amortization, loss on early extinguishment of debt, and cumulative effect of a change in accounting principle; and defines adjusted net income (loss) as net income (loss) before derivative action settlement benefits, asset impairment charges, Indiana regulatory and related costs, loss on early extinguishment of debt, and cumulative effect of a change in accounting principle. EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as “generally accepted accounting principles” or “GAAP.”

Management uses EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of the Company’s business segments. EBITDA is specifically relevant in evaluating large, long-lived hotel casino projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Additionally, management believes some investors consider EBITDA to be a useful measure in determining a company’s ability to service or incur debt and for estimating a company’s underlying cash flow from operations before capital costs, taxes and capital expenditures. EBITDA, subject to certain adjustments, is also a measure used in debt covenants in the Company’s debt agreements.

EBITDA has material limitations as an analytic tool compared to net income, because, among other things, it does not include depreciation or interest expense, and therefore does not reflect current or future capital expenditures or the cost of capital. Management compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations.

EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure of comparing performance amongst different companies. EBITDA should not be considered in isolation from, or as a substitute for, net income (loss), operating income (loss) or cash flows from operations determined in accordance with GAAP. See the attached “supplemental information” table for a reconciliation of EBITDA to operating income.

Adjusted net income (loss) is presented solely as a supplemental disclosure because management believes that the adjustments provide a measure of performance that more closely resembles widely used measures of performance and principal bases for valuation of gaming companies. See the attached “supplemental information” table for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future operating results, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to: (a) continued compliance with the conditions of the Louisiana Gaming Control Board and completing the proposed Lake Charles project on time and on budget; (b) continued compliance with the Settlement Agreement with the Indiana Gaming Commission, including potential penalties if the Company fails to complete the new hotel tower at Belterra Casino Resort by July 29, 2004; (c) the risk that development of the Lake Charles project, expansion of the Belterra Resort Casino and other capital intensive projects could strain financial resources and might not provide for a sufficient return, if any; (d) any failure of the Lake Charles project to draw a significant number of customers from Houston, Texas, the primary feeder market for the project; (e) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities and from casino operators who have more resources and have built or are building competitive casino properties; (f) increases in existing, or imposition of new, taxes or fees can have a significant adverse impact on the business, financial condition and results of operations; (g) many factors, some of which are beyond the Company’s control, could prevent the Company from completing its construction and development projects within budget and on time; (h) failure to complete the sale of excess land in Inglewood, California, on a timely basis, which could affect the Company’s ability to access funds under its bank credit facility; (i) overall economic conditions and the vulnerability of the economy, including travel and leisure expenditures, to domestic and international incidents, war and terrorism, as well as public health crises; (j) maintaining and/or obtaining adequate financing to meet strategic goals, including complying with the conditions to borrowing under the Credit Facility in order to proceed with the Lake Charles project; (k) continuing regulatory approval; (l) changes in the gaming markets in which Pinnacle Entertainment operates, including possible legalization of gaming in various markets; and (m) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results, review the Company’s filings with the SEC, including its Annual Report on Form 10-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)
Revenues (a):
Boomtown New Orleans	$26,991	$24,882	$80,372	$75,669
Belterra Casino Resort	35,912	33,281	100,633	91,027
Boomtown Bossier City	26,080	27,966	81,305	76,703
Casino Magic Biloxi	21,755	22,884	64,174	66,311
Boomtown Reno	24,366	27,120	65,749	69,262
Casino Magic Argentina	3,448	1,711	8,875	5,334
Card Clubs	1,560	1,560	4,680	4,680

Total Revenues	$140,112	$139,404	$405,788	$388,986

Earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (b):
Boomtown New Orleans	$7,381	$6,459	$22,152	$20,335
Belterra Casino Resort (c)	7,268	5,375	16,928	11,912
Boomtown Bossier City	3,930	3,932	12,609	9,641
Casino Magic Biloxi	4,721	5,682	12,590	15,770
Boomtown Reno	5,330	7,202	12,059	15,174
Casino Magic Argentina	1,736	615	3,455	1,015
Card Clubs	1,494	1,473	4,581	4,419
Corporate	(5,142)	(3,878)	(13,766)	(11,007)

Subtotal	26,718	26,860	70,608	67,259
Derivative action settlement benefit (d)	1,185	0	248	0
Indiana regulatory and related costs (d)	331	(83)	331	(6,576)
Goodwill impairment charge (e)	(7,832)	0	(7,832)	0

EBITDA	20,402	26,777	63,355	60,683

Depreciation and amortization	(11,852)	(11,232)	(35,166)	(33,695)

Operating income	$8,550	$15,545	$28,189	$26,988

(Continued on next page)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations, continued

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)
Operating income (from prior page)	$8,550	$15,545	$28,189	$26,988
Loss on early extinguishment of debt (f)	(8,744)	0	(8,744)	0
Interest income	516	536	1,366	1,702
Interest expense, net of capitalized interest	(15,111)	(12,204)	(40,753)	(37,156)

(Loss) income before income taxes and cumulative effect of a change in accounting principle	(14,789)	3,877	(19,942)	(8,466)
Income tax (expense) benefit	(1,608)	(1,396)	314	2,234

Net (loss) income before cumulative effect of a change in accounting principle	(16,397)	2,481	(19,628)	(6,232)
Cumulative effect of a change in accounting principle (g)	0	0	0	(56,704)

Net (loss) income	$(16,397)	$2,481	$(19,628)	$(62,936)

Per common share – basic:
Net (loss) income before cumulative effect of a change in accounting principle	$(0.63)	$0.10	$(0.76)	$(0.24)
Cumulative effect of a change in accounting principle (g)	0.00	0.00	0.00	(2.21)

Net (loss) income – basic	$(0.63)	$0.10	$(0.76)	$(2.45)

Per common share – diluted:
Net (loss) income before cumulative effect of a change in accounting principle	$(0.63)	$0.09	$(0.76)	$(0.24)
Cumulative effect of a change in accounting principle (g)	0.00	0.00	0.00	(2.21)

Net (loss) income – diluted	$(0.63)	$0.09	$(0.76)	$(2.45)

Number of shares – basic	25,934	25,911	25,934	25,721
Number of shares – diluted	25,934	26,120	25,934	25,721

(a)	Effective December 31, 2002, costs associated with coin coupon offerings are recorded as a reduction of net revenue. Previously, such costs were recorded as a casino department expense. The Company has reclassified the costs for the prior periods to conform to the current period presentation.
(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of EBITDA.
(c)	Nine-month 2003 results include a $1.55 million retroactive gaming tax charge imposed by the State of Indiana in late June 2003.
(d)	Reflects the settlement of the derivative action lawsuit. In connection with the settlement, a reserve for $331,000 established in 2002 for the Indiana matters was recovered.
(e)	Reflects the goodwill impairment charge discussed above under “Income Tax Matters”.
(f)	Reflects expenses and unamortized debt issuance costs associated with the September 2003 tender and redemption of the 9.5% Senior Subordinated Notes.
(g)	Reflects the cumulative effect of a change in accounting principle for the implementation of SFAS No. 142 in the first quarter of 2002.

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Cash, cash equivalents and restricted cash (i) Restricted cash—9.5% Note redemption (ii)	$249,057 64,001	$147,541 0
Other assets	114,298	106,814
Fixed assets	598,941	586,083

Total assets	$1,026,297	$840,438

Liabilities and Stockholders’ Equity
Liabilities	$109,913	$98,454
Notes payable Notes payable—9.5% Note redemption (iii)	622,675 64,001	493,498 0

Total liabilities	796,589	591,952
Stockholders’ equity	229,708	248,486

Total liabilities and stockholders’ equity	$1,026,297	$840,438

(i)	Restricted cash as of September 30, 2003 includes: (i) $123.6 million related to the funding of the term loan pursuant to the Amended and Restated Loan Agreement executed in May 2003, classified as such due to the designation of the funds for long-term capital projects; (ii) Casino Magic Argentina restricted cash of $2.3 million, restricted due to repatriation restrictions by Argentina; (iii) escrow funds for the hotel expansion at Belterra Casino Resort of $5.0 million; (iv) stand-by letter of credit cash collateral for the Company’s self-insured workers compensation program of $4.4 million; and, (v) $22.5 million set aside pursuant to the agreement with the Louisiana Gaming Control Board in connection with the Company’s proposed Lake Charles project. Restricted cash at December 31, 2002 includes: (i) Casino Magic Argentina restricted cash of $3.2 million; (ii) escrow funds for the hotel expansion at Belterra Casino Resort of $5.0 million; (iii) stand-by letter of credit cash collateral for the Company’s self-insured workers compensation program of $2.6 million; and, (iv) $22.5 million set aside pursuant to the agreement with the Louisiana Gaming Control Board in connection with the Company’s proposed Lake Charles project.
(ii)	Reflects funds deposited with the indenture trustee for the benefit of the 9.5% senior subordinated notes redeemed on October 27, 2003.
(iii)	Reflects the 9.5% senior subordinated notes redeemed on October 27, 2003. As the redemption was not consummated on or before September 30, 2003, both the debt and the cash funds held in deposit are reflected on the balance sheet at September 30, 2003.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to EBITDA

(in thousands and unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA
Three months ended September 30, 2003
Boomtown New Orleans	$5,861	$1,520	$7,381
Belterra Casino Resort	3,786	3,482	7,268
Boomtown Bossier City	1,644	2,286	3,930
Casino Magic Biloxi	2,779	1,942	4,721
Boomtown Reno	3,548	1,782	5,330
Casino Magic Argentina	1,553	183	1,736
Card Clubs	901	593	1,494
Corporate	(5,206)	64	(5,142)
Non-routine items	(6,316)	0	(6,316)

	$8,550	$11,852	$20,402

Three months ended September 30, 2002
Boomtown New Orleans	$4,769	$1,690	$6,459
Belterra Casino Resort	2,076	3,299	5,375
Boomtown Bossier City	2,227	1,705	3,932
Casino Magic Biloxi	3,806	1,876	5,682
Boomtown Reno	5,286	1,916	7,202
Casino Magic Argentina	519	96	615
Card Clubs	846	627	1,473
Corporate	(3,901)	23	(3,878)
Non-routine items	(83)	0	(83)

	$15,545	$11,232	$26,777

Nine months ended September 30, 2003
Boomtown New Orleans	$17,316	$4,836	$22,152
Belterra Casino Resort	6,699	10,229	16,928
Boomtown Bossier City	6,143	6,466	12,609
Casino Magic Biloxi	6,804	5,786	12,590
Boomtown Reno	6,737	5,322	12,059
Casino Magic Argentina	2,918	537	3,455
Card Clubs	2,718	1,863	4,581
Corporate	(13,893)	127	(13,766)
Non-routine items	(7,253)	0	(7,253)

	$28,189	$35,166	$63,355

Nine months ended September 30, 2002
Boomtown New Orleans	$15,435	$4,900	$20,335
Belterra Casino Resort	2,063	9,849	11,912
Boomtown Bossier City	4,034	5,607	9,641
Casino Magic Biloxi	10,139	5,631	15,770
Boomtown Reno	9,639	5,535	15,174
Casino Magic Argentina	632	383	1,015
Card Clubs	2,707	1,712	4,419
Corporate	(11,085)	78	(11,007)
Non-routine items	(6,576)	0	(6,576)

	$26,988	$33,695	$60,683

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to

Adjusted Net Income (Loss)

(in thousands, except per share data, and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Adjusted net income (loss)(a)
Net income (loss)	$(16,397)	$2,481	$(19,628)	$(62,936)
Derivative action settlement benefit	(735)	0	(155)	0
Indiana regulatory and related (benefit) cost	(205)	53	(207)	4,840
Loss on early extinguishment of debt	5,421	0	5,474	0
Goodwill impairment charge	7,832	0	7,832	0
Tax matters	4,248	0	4,248	0
Cumulative effect of a change in accounting principle	0	0	0	56,704

Adjusted net income (loss)	$164	$2,534	$(2,436)	$(1,392)

Adjusted per common share—diluted:
Net income (loss)	$(0.60)	$0.10	$(0.76)	$(2.45)
Derivative action settlement benefit	(0.03)	0.00	(0.01)	0.00
Indiana regulatory and related (benefit) cost	(0.01)	0.00	(0.01)	0.19
Loss on early extinguishment of debt	0.20	0.00	0.22	0.00
Goodwill impairment charge	0.29	0.00	0.30	0.00
Tax matters	0.16	0.00	0.17	0.00
Cumulative effect of a change in accounting principle	0.00	0.00	0.00	2.21

Adjusted net income (loss) per common share—diluted	$0.01	$0.10	$(0.09)	$(0.05)

Number of shares—diluted	27,328	26,120	25,934	25,721
(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss)

Pinnacle Entertainment, Inc.

2003 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s 2003 EBITDA (as defined above) outlook, before certain non-routine items, to estimated net loss. The outlook excludes the impact of gain on the sales of the Company’s land in Southern California, which sales the Company cannot assure will close in 2003 or at all.

	Fiscal 2003 Outlook Range
	Low		High
EBITDA, before certain non-routine items	$89,000		$91,000
Derivative action settlement benefit	579		579
Goodwill impairment charge	(7,832)		(7,832)

EBITDA	81,747		83,747
Depreciation and amortization	(47,500)		(47,500)

Operating income	34,247		36,247
Loss on early extinguishment of debt Interest expense, net of capitalized interest and interest income	(8,744 (53,000	) )	(8,744 (53,000	) )

Estimated net loss before income taxes	(27,497)		(25,497)
Income tax benefit	3,160		2,412

Estimated net loss	$(24,337)		$(23,085)

Estimated loss per share	$(0.94)		$(0.89)

Number of shares – basic and diluted	25,934		25,934

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